Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

June 1, 2026

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

To the Addressee Stated Above:

We have acted as counsel to OceanFirst Financial Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the sale by certain selling securityholders identified in the Registration Statement (the “Selling Securityholders”) of up to 22,773,278 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) consisting of (a) 9,574,639 shares of Common Stock (the “Outstanding Shares”) that are issued and outstanding, (b) up to 1,812,000 shares of Common Stock (the “Conversion Shares”) that may be issued to the Selling Securityholders upon the conversion of shares of Non-Voting Common Equivalent Stock, par value $0.01 per share (the “NVCE Stock”), and (c) up to 11,386,639 shares of Common Stock (the “Warrant Shares”) underlying a warrant (the “Warrant”) which is exercisable into shares of NVCE Stock, which are in turn convertible into shares of Common Stock.

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We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Amended and Restated Bylaws of the Company (the “Bylaws”), a specimen certificate relating to the Common Stock, the Certificate of Designations relating to the NVCE Stock (the “Certificate of Designations”) and the form of Warrant to purchase NVCE Stock. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinions set forth below, we have assumed further that, at the time of issuance and delivery of each of the Conversion Shares and the Warrant Shares, (1) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized, (2) the issuance and delivery by the Company of such Conversion Shares and Warrant Shares will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the Delaware General Corporation Law, assuming there shall not have been any change in such laws affecting the validity of such Conversion Shares and Warrant Shares) and (3) the issuance and delivery by the Company of such Conversion Shares and Warrant Shares (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) will comply with all applicable regulatory requirements.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Outstanding Shares have been validly issued and are fully paid and nonassessable.

2.

Assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of the Conversion Shares so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due issuance and delivery of the Conversion Shares in accordance with the provisions of the Certificate of Designations, the Certificate of Incorporation, the Bylaws and the Delaware General Corporation Law, the Conversion Shares will be validly issued, fully paid and nonassessable.

3.

With respect to the Warrant Shares, assuming the due issuance and delivery of the Warrant Shares upon conversion of the underlying shares of NVCE Stock and payment (if any) in accordance with the provisions of the Warrant, the Certificate of Incorporation, the Bylaws and the Delaware General Corporation Law, the Warrant Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP